TRECORA RESOURCES
CHANGE OF CONTROL SEVERANCE PLAN

1.0
PURPOSE

The purpose of the Trecora Resources Change of Control Severance Plan (the “Plan”) is to provide its Participants with specified severance compensation and benefits in the event of qualifying termination of employment with the Company following a Corporate Change (as defined below) under the terms and conditions specified herein. The Company draws upon the knowledge, experience and advice of the named executive officers and other key employees of the Company and its subsidiaries to manage its business for the benefit of the Company’s stockholders. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Corporate Change. The Committee believes that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of its named executive officers and key employees, notwithstanding the possibility or occurrence of such an event. The Plan is intended to be a “top hat” welfare benefit plan maintained for a select group of management or highly compensated individuals for purposes of ERISA.
2.0
DEFINITIONS
The following definitions shall be applicable throughout the Plan unless specifically modified by any Section:

2.1	“Accountants” shall have the meaning set forth in Section 8.4.

2.2
“Annual Base Compensation” means an amount equal to Participant’s gross annual base salary, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding a Corporate Change.

2.3	“Award” has the meaning given such term under the Stock Plan.

2.4	“Board” means the Board of Directors of Trecora Resources.

2.5
“Cause” shall mean: (i) the commission by Participant of, or pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude, (ii) Participant’s willful and continued failure to perform substantially Participant’s duties and responsibilities with respect to the Company and its affiliates or to follow the lawful directions or instructions of the Company’s Board or the Participant’s direct report, (iii) Participant’s material breach of any fiduciary duty owed to the Company or any of its affiliates, (iv) Participant’s theft, fraud, embezzlement, or dishonesty (including intentional material misrepresentations or concealments in written reports submitted to the Company or the Board) with regard to the Company or any of its affiliates, or in connection with Participant’s duties or responsibilities with respect thereto, (v) Participant’s intentional material violation of the Company’s code of conduct, code of ethics or similar written policies, including but not limited to those relating to sexual harassment, (vi) Participant’s willful misconduct unrelated to the Company or any of its affiliates having, or likely to have, a material negative impact on the Company or any of its affiliates (economically or to its reputation), (vii) any intentional, material breach or violation by Participant of any provisions of this Agreement or any other agreement between you and the Company or any of its affiliates or (viii) the unlawful use (including being under the influence) or possession of illegal drugs by Participant on the premises of the Company or any of its affiliates or while performing any services, duties or responsibilities for, owed to, or one behalf of the Company or any of its affiliates. To the extent any of the foregoing items (ii), (v) (excluding a material violation of any sexual misconduct policy), (vi) or (vii) are capable of being cured, Cause shall not be deemed to have occurred with respect thereto until (a) the Company has given Participant written notice, setting forth the issue(s) that is alleged to constitute Cause, (b) the Company has provided Participant at least 20 days following the date on which such notice is provided to cure such conduct, and (c) Participant have failed to so cure.

2.6	“Code” means the Internal Revenue Code of 1986, as amended.

2.7	“Committee” means the Compensation Committee of the Board of Directors of the Company.

2.8	“Company” means Trecora Resources, a Delaware corporation.

2.9	“Corporate Change” shall have the meaning given such term under the Stock Plan or the meaning ascribed to any similar term contained in any successor plan to the Stock Plan.

2.10	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.11	“Excise Tax” means the excise tax imposed by Code Section 4999.

2.12
“Good Reason” means (i) a material diminution of Participant’s base compensation, (ii) a material diminution without Participant’s prior written consent in Participant’s authority, duties, responsibilities, or reporting line, or (iii) relocation of the work place of the Company to a location more than 100 miles from current location of the Company’s headquarters or facilities. An event described in this definition of will not constitute Good Reason unless Participant provides written notice to the Company of Participant’s intention to resign for Good Reason and specifying in reasonable detail the issue or action giving rise thereto within 90 days of its initial existence and the Company does not cure such breach or action within 30 days after the date of Participant’s notice. In no instance will a resignation by Participant be deemed to be for Good Reason if it is made more than six months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.

2.13
“Named Executive Officer” means each person who is considered a “named executive officer” of the Company as determined under Item 402(a) of Regulation S-K of the regulations issued pursuant to the Securities Act of 1933.

2.14	“Participant” means an individual who meets the eligibility requirements of Section 5.

2.15	“Plan” means this Trecora Change of Control Severance Plan.

2.16	“Release Agreement” means the form of general waiver and release agreement a Participant must execute as a condition to receiving severance and other benefits under this Plan.

2.17	“Stock Plan” means the Trecora Resources Stock and Incentive Plan.
3.0
ADMINISTRATION

3.1	General Administration. The Plan shall be administered by the Committee.

3.2
Powers. The Committee has the authority to interpret and make determinations and decisions with respect to the Plan. The Committee may delegate any of its duties under the Plan to such individuals or entities from time to time as it may designate. The Committee or its delegate shall have the discretionary authority to determine eligibility for Plan benefits and to interpret and construe the terms of the Plan, including the making of factual determinations. Benefits under the Plan shall be payable only if the Committee or its delegate determines that an eligible employee is entitled to them. The decisions of the Committee or its delegate shall be final and conclusive with respect to all questions concerning the administration of the Plan.

4.0
TERMINATION OF EMPLOYMENT

4.1
Termination without Cause or for Good Reason following a Corporate Change. If, within 18 months following the consummation of a Corporate Change, the Company terminates a Participant’s employment without Cause or a Participant voluntarily terminates his or her employment on account of Good Reason, then subject to the Release requirement set forth in Section 4.2, the Participant shall be entitled to receive the following severance and other benefits:

4.1.1	Cash Payment. The Participant shall be entitled to receive an amount equal to the Participant’s Annual Base Compensation, payable in a single lump sum.

4.1.2
Bonus. The Participant shall be entitled to receive an amount equal to the Participant’s annual bonus attributable to the year in which the Participant’s employment is terminated, assuming attainment at target level and prorated to reflect the date on which the Participant’s employment is terminated, payable in a single lump sum.

4.1.3	Equity Grants. Each of the Participant’s outstanding Awards shall vest and become payable.
Notwithstanding anything to the contrary in this Plan, if a Participant has an employment contract with the Company that provides for benefits in the event of a Corporate Change, the Participant will receive the benefits conferred under such employment contract in lieu of any receipt of any payments or other benefits set forth in Section 4.1 of this Plan.

4.2
Release Agreement and Timing of Payments. The Payments and benefits described in Section 4.1 will only be provided if a Participant executes and delivers to the Company a Release Agreement and such Release Agreement shall have become legally effective and not subject to revocation within 60 days following his or her termination of employment. The payments described in Sections 4.1.1 and 4.1.2 shall be paid in a single lump sum within 10 days following the date on which the Release Agreement becomes legally effective and not subject to revocation and all Awards that vest in accordance with Section 4.1.3 shall be settled within 10 days following the date on which the Release Agreement becomes legally effective and not subject to revocation.

4.3
Other Termination. If a Participant’s employment with the Company is terminated for any reason (including death or disability) other than as a result of (i) the Participant voluntarily resigning from the Company for Good Reason, or (ii) the Company terminating the Participant’s employment without Cause, then the Participant shall not be entitled to receive benefits under this Plan and shall be entitled to benefits (if any) only as may then be established under the Company’s then existing benefit plans and policies at the time of such resignation or termination.

5.0
ELIGIBILITY
Each person who is a Named Executive Officer immediately prior to a Corporate Change and each individual who is holding an outstanding Award under the Stock Plan immediately prior to a Corporate Change shall be a Participant in the Plan.
6.0
AMENDMENT OR TERMINATION OF THE PLAN
Prior to the occurrence of a Corporate Change, the Board reserves the right to amend the Plan at any time, provided that no such amendment may be adverse to the Participant with respect to eligibility or amount of payments or benefits hereunder. Notwithstanding the preceding, commencing on the date of a Corporate Change, no amendment or termination of the Plan shall reduce the payments or benefits payable to any Participant who terminates employment within 18 months after the Corporate Change (unless each affected Participant consents in writing to such amendment or termination). A termination of this Plan pursuant to the preceding sentences shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits earned by a Participant prior to the termination of this Plan.
7.0

CLAIMS PROCEDURES

7.1
Claims for Benefits. If an employee believes he is entitled to benefits, or to greater benefits than are paid under the Plan, the employee may file a claim for benefits with the Committee. The Committee will either accept or deny the claim, and will notify the claimant of acceptance or denial of the claim within a reasonable period of time after receipt of the claim by the Committee. For purposes of this Section 7.1, a period of time will not be considered reasonable if it exceeds 90 days after receipt of the claim by the Committee unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision. The Committee shall provide to every claimant who is denied a claim for benefits written notice setting forth in a manner calculated to be understood by the claimant:

7.1.1	the specific reason or reasons for the denial;

7.1.2	specific reference to pertinent Plan provisions on which the denial is based;

7.1.3	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

7.1.4	appropriate information as to the steps to be taken if the claimant wishes to submit a claim for review; and

7.1.5	a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on review.

7.2	Claims Appeals. A claimant who does not agree with a claim determination under Section 7.1 may submit an appeal to the Committee. A claimant may:

7.2.1	request a review upon written application;

7.2.2	receive copies of all documents, records and other information relevant to the claim upon request and free of charge; and

7.2.3	submit comments, documents, records and other information relating to the claim, even if the information was not submitted or considered in the initial determination, in writing.
The claimant must file any request for review of a denied claim within 60 days after receipt by the claimant of written notification of denial of a claim.
A decision with respect to the appeal shall be made promptly, and shall not ordinarily be made later than 60 days after receipt of the request for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension.
The Committee will notify the claimant of the decision with respect to the appeal in writing. This notice will include specific reasons for the decision, written in a manner to be understood by the claimant, as well as specific references to the pertinent plan provisions on which the decision is based. If the claim is denied, the notice will also include a statement that the claimant is entitled to receive, upon request and free of charge, copies of all documents, records or other information relevant to the claim and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

7.3
Limitation of Actions. A claimant must follow the claims procedures set forth in Sections 7.1 and 7.2. The failure of a claimant to follow the claims procedures (including the failure to comply with the deadlines) will extinguish his or her right to file a subsequent claim or to file a lawsuit with respect to the claim. If a claimant follows the claims procedures, but his or her final appeal is denied, he or she will have one year to file a lawsuit with respect to that claim, and failure to meet the one-year deadline will extinguish his or her right to file a lawsuit with respect to that claim.

8.0
CODE SECTION 280G

8.1
In the event that the benefits provided for in this Plan (together with any other benefits or amounts payable or provided to a Participant) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 8.0 be subject to the Excise Tax, then the Participant’s benefits under this Plan (together with any other benefits or amounts payable or provided to such Participant) shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced, in accordance with Section 8.2, so as to achieve the principle set forth in the preceding sentence. In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Plan or any other arrangement) in violation of Code Section 409A.

8.2	Any reduction in the Participant’s benefits under this Plan and/or otherwise payable or provided to such Participant shall be made as follows:

8.2.1
first, payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first;

8.2.2
second, payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable or deliverable last reduced first;

8.2.3
third, payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24);

8.2.4
fourth, payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and

8.2.5	fifth, all other non-cash benefits will be reduced pro-rata.

8.3
In each case, the amounts of the payments and benefits shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the reductions contemplated under Section 8.1.

8.4
Unless the Company and the Participant otherwise agree in writing, all determinations required to be made under this Section 8.0, including the manner and amount of any reduction in the Participant’s benefits under this Plan, and the assumptions to be utilized in arriving at such determinations, shall be promptly determined and reported in writing to the Company and the Participant by the independent public accountants or other independent advisors selected by the Company that are not serving as the accountants or auditors for the individual, entity or group effecting the Corporate Change (the “Accountants”), and all such computation and determinations shall be conclusive and binding upon the Participant and the Company. All fees and expenses of the Accountants shall be borne solely by the

Company, and the Company shall enter into any agreement requested by the Accountants in connection with the performance of the services hereunder. For purposes of making the calculations required by this Section 8.0, the Accountants may make reasonable assumptions and approximations concerning the application of Code Sections 280G and 4999. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this Section 8.0.
9.0
OTHER

9.1
No Employment Rights Conferred. Nothing contained in the Plan shall: (i) confer upon any employee any right to continuation of employment with the Company or any affiliate; or (ii) interfere in any way with the right of the Company or any affiliate to terminate his or her employment at any time.

9.2	Withholding. Payments and benefits provided under the Plan are subject to all applicable federal, state, local and non-U.S. tax withholdings.

9.3
Code Section 409A. It is intended that the payments under this Plan shall be exempt from Code Section 409A and qualify for the short-term deferral exception and separation pay plan exception, in each case, to the maximum extent permitted under Code Section 409A, and any ambiguities herein will be interpreted to so comply. Anything in any other provision in the Plan to the contrary notwithstanding, the Committee reserves the right, to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Plan as may be necessary to ensure that all benefits provided under this Plan are made in a manner that qualifies for exemption from or complies with Code Section 409A; provided, however, that the Company makes no representations that the payments or benefits provided under this Plan will be exempt from Code Section 409A and makes no undertakings to preclude Section 409A from applying to the payments or benefits provided under this Plan. Neither the Committee nor the Company shall be liable to any Participant (or any other party) for any tax, interest, or penalties a Participant may owe as a result of participation in the Plan as a result of Code Section 409A or otherwise, and neither the Committee or the Company shall have any obligation to indemnify or otherwise protect any Participant Employee from the obligation to pay any taxes, interest or penalties imposed on any payments or benefits under the Plan.

9.4
Unfunded Plan Benefits. No Participant shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company or any of its affiliates. Any payments or benefits which become payable under the Plan are unfunded obligations of the Company and shall be paid from the general assets of the Company. No employee, officer, director or agent of the Company or any affiliate guarantees in any manner the payment of Plan benefits.

9.5
No Assignment. Benefits payable under the Plan shall not be subject to alienation, pledge, sale, transfer, assignment, attachment, execution or encumbrance or any kind and any attempt to do so shall be void, except as required by law.

9.6
Severability. If a provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the provision shall be severed from the Plan and the remainder of the Plan shall continue in full force and effect.

9.7
Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware which matters shall be governed by the latter law.

9.8	Effective Date. This Plan shall be effective as of March 12, 2020.